UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 3, 2014

BRE SELECT HOTELS CORP

(Exact Name of Registrant as Specified in Charter)

Delaware	333-186090	35-2464254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Blackstone Real Estate Partners VII L.P.

345 Park Avenue

New York, New York 10154

(Address of Principal Executive Offices) (Zip Code)

(212) 583-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Origination of New Mortgage Loan

On December 3, 2014, certain indirect wholly owned subsidiaries (the “Borrowers”) of BRE Select Hotels Corp (the “Company”) and Citigroup Global Markets Realty Corp., German American Capital Corporation, Goldman Sachs Mortgage Company and JPMorgan Chase Bank, National Association (collectively, the “Lenders”) entered into a loan agreement (the “Loan Agreement”), pursuant to which the Borrowers obtained a $830 million mortgage loan from the Lenders (the “Loan”). The Loan is secured by first-priority, cross-collateralized mortgage liens on sixty-one of the sixty-two properties owned or ground-leased by certain subsidiaries of the Company, all related personal property, reserves, a pledge of all income received by the Mortgage Borrowers with respect to the properties, a pledge of the ownership interests in the operating lessee and a security interest in a cash management account.

Mortgage and Mezzanine Loan Termination

The proceeds from the Loan were used to repay the mortgage and mezzanine loans obtained on May 14, 2013 by the Borrowers, as well as certain indirect wholly-owned subsidiaries of the Company that own direct and indirect interests in the Borrowers (the “Mezzanine Borrowers”), in the aggregate original principal amount of $775 million and with an aggregate current outstanding principal amount of $763,876,800 as of the date of repayment. Accordingly, on December 3, 2014, the Borrowers and Mezzanine Borrowers repaid in full, cancelled and terminated their respective mortgage and mezzanine loan agreements with Citigroup Global Markets Realty Corp. and Bank of America, N.A. without any penalties incurred. Additionally, approximately $47,527,665 of the proceeds of the Loan will be used to redeem 24,650,000 shares of the Company’s 7% Series A Cumulative Redeemable Preferred Stock (the “Preferred Shares”) on December 31, 2014.

Terms of Loan Agreement

The initial interest rate of the Loan is equal to the one-month London interbank offered rate for deposits, or LIBOR, plus a margin rate of 2.79501%. In connection with the Loan, the Borrowers entered into an interest rate cap agreement, which caps the base interest rate before applying the applicable margins on the Loan, for an aggregate notional amount of $830 million, a termination date of December 9, 2016 and a strike rate of 4.50%. The Loan is scheduled to mature on December 9, 2016, with an option for the Borrowers to extend the initial term for three one-year extension terms, subject to certain conditions. The Loan is not subject to any mandatory principal amortization.

The Loan contains various representations and warranties, as well as certain financial, operating and other covenants that will among other things, limit the Company’s ability to:

•	incur additional secured or unsecured indebtedness;

•	make cash distributions at any time that the debt yield, representing the quotient (expressed as a percentage) calculated by dividing the annualized net operating income of the properties subject to the Loan by the outstanding principal amount of the indebtedness under the Loan, is less than 7.50% during the first four years of the Loan and 7.75% during the fifth year of the Loan or if there is a default continuing under any mezzanine loan, if any (including the failure to make regularly scheduled debt service payments thereunder), until such time as the debt yield is equal to or greater than 7.50% during the first four years of the Loan) and 7.75% during the fifth year of the Loan or the mezzanine loan default has been cured;

•	make investments or acquisitions;

•	use assets as security in other transactions;

•	sell assets (except that the Borrowers are permitted to sell assets so long as the debt yield is not reduced, subject to payment of applicable prepayment premiums and other property release requirements);

•	guarantee other indebtedness; and

•	consolidate, merge or transfer all or substantially all of the Company’s assets.

Defaults under the Loan include, among other things, the failure to pay interest or principal when due, material misrepresentations, transfers of the underlying security for the Loan without any required consent from the Lender, defaults under certain agreements relating to the properties, including franchise and management agreements, bankruptcy of a Borrower or any guarantor of the Loan, failure to maintain required insurance and a failure to observe other covenants under the Loan, in each case subject to any applicable cure rights.

        The Borrowers may prepay the Loan, in whole or in part, at any time, except that, if a prepayment is made at any time during the period from the first month through the ninth month of the initial term of the Loan and such prepayment, when aggregated with all other prepayments made by the Borrowers, exceeds 15% of the amount of the Loan funded to the Borrowers, then the Borrowers will pay to the Lender an amount equal to the then effective margin rate on the principal being prepaid for the period from the date of the prepayment through the ninth month of the initial term of the Loan. Any prepayment made after the ninth month of the initial term of the Loan may be made without any prepayment penalty or fee. Notwithstanding the foregoing, any prepayment of the Loan with casualty or condemnation proceeds will not be subject to any limitation on prepayment or any prepayment fee or penalty, and any prepayment to enable the Borrowers to remove a ground leased property as collateral security due to a default by a Borrower under the applicable ground lease or any prepayment to enable the Borrowers to remove a property that is subject to a default under a franchise agreement encumbering such property will not be subject to any prepayment fee or penalty, but will be subject to limited conditions to prepayment.

In addition, the applicable Borrowers for each Loan and BSHH LLC, a Delaware limited liability company (the “Guarantor”) and an affiliate of BRE Select Hotels Holdings LP (the holder of 100% of the common shares in the Company), will have recourse liability under the Loans for certain matters typical of a transaction of this type, including, without limitation, relating to losses arising out of actions by the Borrower, Guarantor, Blackstone Real Estate Partners VII or their respective affiliates controlled by Blackstone Real Estate Partners VII which constitute fraud, intentional misrepresentation, misappropriation of funds (including insurance proceeds), removal or disposal of any property after an event of default under the Loan, a material violation of the due on sale/encumbrance covenants set forth in the loan agreements, willful misconduct that results in waste to any property and any material modification or voluntary termination of a ground lease without the Lender’s prior written consent if required under the loan agreements. The Borrowers will also have recourse liability for the Loan in the event any security instrument or loan agreement is deemed a fraudulent conveyance or a preference, and the Borrowers and the Guarantor will have recourse liability for the Loan in the event of a voluntary or collusive involuntary bankruptcy of any Borrower or any operating lessee of the properties or in the event Borrower, Guarantor, Blackstone Real Estate Partners VII or their respective affiliates controlled by Blackstone Real Estate Partners VII consents to or joins in the application for the appointment of a custodian, receiver, trustee or examiner of any Borrower or the operating lessee of any of the properties or any property, provided, however, the liability of the Guarantor described in this sentence shall not exceed 15% of the principal amount of the Loan outstanding at the time the event occurred.

Concurrent with the execution of the documents reflecting the Loan, the Company executed an Indemnity Agreement in favor of the Guarantor pursuant to which the Company agrees to indemnify and hold the Guarantor harmless from any losses incurred by the Guarantor pursuant to the terms of the guaranty executed by Guarantor in favor of the Lender in connection with the Loan.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth above under “Mortgage and Mezzanine Loan Termination” is incorporated herein by reference. A description of the material terms and conditions of the mortgage and mezzanine loan agreements is included under Item 2.01 of the Form 8-K filed by the Company on May 20, 2013 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2014

BRE SELECT HOTELS CORP
(Registrant)

By:	/s/ Brian Kim
Name:	Brian Kim
Title:	Chief Financial Officer, Vice
President and Managing Director